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                                                                  EXHIBIT 10.13


[LETTERHEAD]


September 22, 1998

Mr, Kenneth R. Vines
4556 Daffodil Trail
Plano, Texas 75093

Dear Ken:

On behalf of myself and our Board of Directors. I am pleased to offer you the position of Chief Financial Officer (CFO), Triton Network Systems, Inc. (Triton). The following is designed to serve as a record of the essential terms of your employment, which supersedes all prior discussions:

POSITION
SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER (CFO);
TRITON NETWORK SYSTEMS, INC.
This position is an executive level position within Triton Network Systems. Responsibilities include, but are not limited to management of Finance, Accounting, Human Resources, MIS, and Facilities. The objectives of the position will be based upon Triton Network Systems business plan and associated operating budgets established by the executive management team and approved by the Board of Directors.

SALARY
Your base salary will be $150,000 per annum payable semi-monthly in arrears.

BONUSES
20% end of year bonus based upon completion of personal and corporate objectives.

STOCK OPTIONS
You will receive, subject to board approval, 300,000 Triton share options with an exercise price of $.26 per Share. Your options will vest based on the following formula:

     o One fourth (1/4) after completion of one full year of employment with Triton.
     o    1/48th each month thereafter.





                   8529 SouthPark Circle o Orlando, FL 32819
                   Phone (407) 903-0900 o Fax (407) 903-0999


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Mr. Kenneth R. Vines
September 22, 1998
Page Two

This vesting is provided in each case that your employment by or services to the company have not been terminated prior to the date of any such vesting except as specified in this offer letter. You will also have the option of purchasing the options upon your employment and placing these in an escrow account with the above vesting schedule. Options are granted in accordance with and governed by the Triton Network Systems, Inc. 1997 Stock Option Plan. Should the company be sold or be acquired by another company (excluding transactions in which the Triton shareholders hold a majority of the voting equity of the surviving entity), all stock or stock options will vest immediately.

Notwithstanding anything herein or in the Plan to the contrary, if the undersigned's employment with the Company is terminated Without Cause within one year of the Vesting Commencement Date, then, upon such termination, the Shares subject to the Option shall be vested in an amount equal to 1/48th of the Shares per month from the Vesting Commencement Date until the termination date, plus an additional 6/48ths of the Shares subject to the Option shall also vest at the time of termination.

SEVERANCE

The company will provide you with a severance package in the event that Triton Network Systems, Inc. terminates your employment without cause. Without cause shall mean for any reason other than:

A. Illegal acts (other than minor traffic violations, misdemeanors, or other Acts that do not result in criminal conviction) including theft or embezzlement.

B. Material violation of published written policies of the company or material violation of any confidentiality or proprietary information agreement with the company.

C. Irresponsible, unauthorized acts of a willful nature in the performance of duties or repeated failure to follow the reasonable directions of the Board of Directors or CEO.

That package will provide you with up to six (6) months base salary, twenty-flve percent (25%) of your annual bonus and benefit continuance from the time of your involuntary termination. If you are employed within six months of your termination from the company, your severance payments will stop at the time of your new employment. You will continue to vest your stock options during your severance period. If your employment is terminated without cause because of or within one year after a sale of the company, you will receive six months compensation (base salary and bonus at plan), plus six months benefit continuance.


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Mr. Kenneth R. Vines
September 22, 1998
Page Three

VACATION

You will be eligible for three weeks of vacation.

BENEFITS

Triton will provide the following paid benefits, at its sole discretion:

 - Medical Insurance                       - Disability Insurance
 - Life Insurance                          - Dental Insurance
 - 401 (K) Plan Eligibility                - Tuition Reimbursement

RELOCATION

You will be reimbursed for relocation expenses as outlined in Exhibit A.

PROPIETARY INFORMATION AGREEMENT

You will be asked to sign the attached Employee Proprietary Information
Agreement.

COMMENCEMENT OF EMPLOYMENT

No later than October 19, 1998.

The preceding sets forth all of the terms of Triton Network Systems, Inc.'s offer to employ you. If this offer is in accordance with your understanding and acceptable to you, please sign, date and return to me a copy of this letter by September 30, 1998.

Sincerely

/s/ Brian J. Andrew
---------------------------------
Brian J. Andrew
President & Chief Executive Officer

I am in agreement with the terms as stated and will accept this offer of employment by Triton Network Systems, Inc.

                                                  9/30/98
-----------------------------                     -----------------------------
Name                                              Date



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[LETTERHEAD]


July 20, 1999

Mr. Kenneth R. Vines
11431 Willow Gardens Drive
Windermere, FL 34786

Dear Ken:

         In consideration of your further employment with the Company, we are proposing the following Amendment to your Employment Offer letter dated September 22. 1998.

         NON-DISPARAGEMENT:

         You agree that should your employment with the Company terminate for any reason, you will not disparage the Company, which includes, but is not limited to, making negative comments about the Company, its products, its employees, Officers, or Board of Directors, or your employment with the Company. In addition, should your employment With the Company terminate for any reason, the Company agrees to not disparage you.

         NON-SOLICITATION:

         You agree that for six (6) months following your employment with the Company, whether the termination shall be voluntary or involuntary, with or without cause, or for any other reason whatsoever, you shall not, directly or indirectly or on behalf of yourself or any other person or entity: (a) attempt to hire any other employee of the Company or otherwise encourage or attempt to encourage any other employee of the Company to leave employment With the Company; or (b) in any manner or at any time, solicit or encourage or discuss with any person, firm, corporation, or any business entity who are Customers of the Company and/or other employees of the Company to cease doing business with the Company and/or other employees of the Company. In the event you breach any term contained in this Section, you immediately waive any right or entitlement to the Severance Benefits described in the Employment Severance Agreement and will pay to the Company an amount equal to any portion of the Severance Benefits paid to you prior to your breach, in addition to any damages the Company may be able to recover.



CONFIDENTIAL
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          If you are in agreement with the terms of this Amendment, please sign and date below.

                                                    Sincerely,


                                                    ---------------------------

I accept the terms of this amendment to my offer of employment.


-----------------------------
Name


-----------------------------
Date



CONFIDENTIAL